Exhibit 99.3

 IMPAX LABORATORIES, INC.

UNAUDITED PRO FORMA COMBINED

STATEMENTS OF OPERATIONS

The unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 have been prepared by Impax Laboratories, Inc. (“Impax” or the “Company”) and give effect to the acquisition of Tower Holdings, Inc. (“Tower”) and Lineage Therapeutics Inc. (“Lineage”) by Impax, including the credit facilities entered into by Impax to finance the acquisition, as if such transactions had occurred on January 1, 2014.

Because the acquisition of Tower and Lineage is already reflected in the Company's historical consolidated balance sheet as of March 31, 2015 included in our Quarterly Report on Form 10-Q for the three months then ended, no pro forma combined balance sheet is required to be presented as part of our unaudited pro forma combined financial information.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined statement of operations should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined statements of operations were based on and should be read in conjunction with the:

•

the audited consolidated financial statements of Impax as of and for the year ended December 31, 2014 and the related notes, included in Impax’s Annual Report on Form 10-K for the year ended December 31, 2014;

•

the unaudited consolidated financial statements of Impax as of and for the three months ended March 31, 2015 and the related notes, included in Impax’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015; and

•

the audited combined financial statements of Tower and Lineage as of and for the year ended December 31, 2014 and the related notes, incorporated herein by reference to Impax’s Current Report on Form 8-K/A, filed on May 15, 2015.

The unaudited pro forma combined statements of operations have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition of Tower and Lineage or the related financing transactions been completed as of the date indicated. In addition, the unaudited pro forma combined statements of operations do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Impax and Tower and Lineage during the periods presented in the unaudited pro forma combined statements of operations that would need to be eliminated.

The unaudited pro forma combined statements of operations have been prepared using the acquisition method of accounting under United States generally accepted accounting principles (“U.S. GAAP”). The accounting for the acquisition of Tower and Lineage is based upon certain valuations that are preliminary and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma combined statements of operations. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma combined statements of operations and Impax’s future results of operations and financial position.

In addition, the unaudited pro forma combined statements of operations do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Tower and Lineage, the costs to integrate the operations of Impax with Tower and Lineage or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

IMPAX LABORATORIES, INC.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

For the three months ended March 31, 2015

(amounts in thousands, except share and per share data)

	Impax Laboratories, Inc. Historical	Tower Holdings, Inc. and Subsidiaries and Lineage Therapeutics, Inc. Historical January 1, 2015 - March 9, 2015 (Footnote 4)	Pro Forma Adjustments (Footnote 7)		Pro Forma Combined

Revenues:
Impax Generics revenues, net	$128,741	$21,070	$-		$149,811
Impax Specialty Pharma revenues, net	14,355	11,367	-		25,722
Total revenues	143,096	32,437	-		175,533

Cost of revenues	83,862	21,150	5,027	(a), (b), (h)	110,039
Gross profit	59,234	11,287	(5,027)		65,494

Operating expenses:
Research and development	14,962	4,596	(4)	(b)	19,554
Patent litigation expense	960	-	-		960
Selling, general and administrative	50,160	17,267	(15,601)	(b), (c), (d)	51,826
Total operating expenses	66,082	21,863	(15,605)		72,340

Loss from operations	(6,848)	(10,576)	10,578		(6,846)

Other loss, net	(166)	(339)	-		(505)
Interest income	284	-	(122)	(e)	162
Interest expense	(3,975)	(3,185)	588	(f), (i)	(6,572)
Loss before income taxes	(10,705)	(14,100)	11,044		(13,761)
Provision (benefit) for income taxes	(4,372)	(6,803)	4,009	(g)	(7,166)
Net loss	$(6,333)	$(7,297)	$7,035		$(6,595)

Net loss per share:
Basic	$(0.09)				$(0.10)
Diluted	$(0.09)				$(0.10)

Weighted average common shares outstanding:
Basic	68,967,875				68,967,875
Diluted	68,967,875				68,967,875

The accompanying notes are an integral part of these unaudited pro forma financial statements

IMPAX LABORATORIES, INC.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2014

(amounts in thousands, except share and per share data)

	Impax Laboratories, Inc. Historical	Tower Holdings, Inc. and Subsidiaries and Lineage Therapeutics, Inc. Historical (Footnote 4)	Pro Forma Adjustments (Footnote 7)		Pro Forma Combined

Revenues:
Impax Generics revenues, net	$549,082	$156,728	$-		$705,810
Impax Specialty Pharma revenues, net	46,967	67,061	-		114,028
Total revenues	596,049	223,789	-		819,838

Cost of revenues	283,396	142,153	38,872	(a), (b)	464,421
Gross profit	312,653	81,636	(38,872)		355,417

Operating expenses:
Research and development	79,114	22,184	(7)	(b)	101,291
Patent litigation expense	5,333	-	-		5,333
Selling, general and administrative	139,390	20,858	(4,157)	(b), (c)	156,091
Total operating expenses	223,837	43,042	(4,164)		262,715

Income from operations	88,816	38,594	(34,708)		92,702

Other income (loss), net	313	(7,725)	7,725	(j)	313
Interest income	1,473	-	(988)	(e)	485
Interest expense	(43)	(11,509)	(15,264)	(f)	(26,816)
Income before income taxes	90,559	19,360	(43,235)		66,684
Provision for income taxes	33,206	9,755	(15,694)	(g)	27,267
Net income	$57,353	$9,605	$(27,541)		$39,417

Net income per share:
Basic	$0.84				$0.58
Diluted	$0.81				$0.56

Weighted average common shares outstanding:
Basic	68,185,552				68,185,552
Diluted	70,530,349				70,530,349

The accompanying notes are an integral part of these unaudited pro forma financial statements

IMPAX LABORATORIES, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

1.	Description of Transaction

On March 9, 2015, the Company completed its previously announced acquisition of all of the outstanding shares of common stock of Tower and Lineage, pursuant to the Stock Purchase Agreement dated as of October 8, 2014, by and among the Company, Tower, Lineage, Roundtable Healthcare Partners II, L.P., Roundtable Healthcare Investors II, L.P., and the other parties thereto, including holders of certain options and warrants to acquire the common stock of Tower or Lineage (the “Transaction”). In connection with the Transaction, options and warrants of Tower and Lineage were cancelled. The aggregate consideration for Tower and Lineage was approximately $700 million, which included the repayment of indebtedness of Tower and Lineage, and an additional amount for cash acquired and other working capital adjustments at closing of approximately $39 million, all of which are subject to post-closing adjustments. The Company financed the Transaction from cash on hand and the full amount of borrowings available under its new $435 million senior secured term loan pursuant to a credit agreement dated as of March 9, 2015, by and among the Company, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent and collateral agent (the “Credit Agreement”). Pursuant to the Credit Agreement, the Company also entered into a new $50 million senior secured revolving credit facility, which was not drawn for the funding of the Transaction. The Term Loan and the Revolver are herein collectively referred to as the “Senior Secured Credit Facilities.” As a result of the Transaction, Tower and Lineage became wholly owned subsidiaries of the Company.

2.	Basis of Presentation

The unaudited pro forma combined statements of operations were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Impax being the legal and accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical statements of operations of the Company, Tower and Lineage. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the Transaction, primarily at their respective estimated fair values and added to those of Impax. The consolidated financial statements and reported results of operations of Impax issued after completion of the Transaction will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Tower and Lineage.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition- related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

In addition, the unaudited pro forma combined statements of operations do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Tower and Lineage, the costs to integrate the operations of Impax with Tower and Lineage or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3.	Accounting Policies

The Company is in the process of performing a detailed review of Tower’s and Lineage’s accounting policies and to date, no material difference has been identified. The Company will complete this review in the post-combination period and as a result of the review, Impax may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

IMPAX LABORATORIES, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

4.	Historical Tower and Lineage

Financial information of Tower and Lineage in the “Tower Holdings, Inc. and Subsidiaries and Lineage Therapeutics, Inc. Historical” columns in the unaudited pro forma combined statements of operations represents the results of operations as a stand-alone entity for the period January 1, 2015 to March 9, 2015 and the year ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in Impax’s statements of operations as set forth below.

Reclassifications in the unaudited pro forma combined statement of operations for the three months ended March 31, 2015:

($ in thousands)	Before Reclassification	Reclassification		After Reclassification
Net sales	$32,437	$(32,437)	(a)	$—
Impax Generics revenues, net	—	21,070	(a)	21,070
Impax Specialty Pharma revenues, net	—	11,367	(a)	11,367
Cost of sales	17,855	(17,855)	(b)	—
Cost of revenues	—	21,150	(b), (d), (e)	21,150
Intangible amortization expense	2,595	(2,595)	(e)	—
Research and development	3,397	1,199	(c)	4,596
Selling, general and administrative	21,761	(1,899)	(c), (d)	19,862

(a)

Represents the reclassification of “Net sales” of $32,437 thousand to “Impax Generics revenues, net” of $21,070 thousand for generic pharmaceutical products and “Impax Specialty Pharma revenues, net” of $11,367 thousand for branded pharmaceutical products.

(b)	Represents the reclassification of “Cost of sales” of $17,855 thousand to “Cost of revenues.”

(c)	Represents the reclassification of various expenses of $1,199 thousand of “Selling, general and administrative” to “Research and development.”

(d)	Represents the reclassification of various expenses of $700 thousand of “Selling, general and administrative” to “Cost of revenues.”

(e)	Represents the reclassification of “Intangible amortization expense” of $2,595 thousand to “Cost of revenues.”

Reclassifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014:

($ in thousands)	Before Reclassification	Reclassification		After Reclassification
Net sales	$223,789	$(223,789)	(f)	$—
Impax Generics revenues, net	—	156,728	(f)	156,728
Impax Specialty Pharma revenues, net	—	67,061	(f)	67,061
Cost of sales	125,569	(125,569)	(g)	—
Cost of revenues	—	142,153	(g), (i), (j)	142,153
Intangible amortization expense	14,162	(14,162)	(j)	—
Research and development	16,023	6,161	(h)	22,184
Selling, general and administrative	29,441	(8,583)	(h), (i)	20,858

(f)

Represents the reclassification of “Net sales” of $223,789 thousand to “Impax Generics revenues, net” of $156,728 thousand for generic pharmaceutical products and “Impax Specialty Pharma revenues, net” of $67,061 thousand for branded pharmaceutical products.

(g)	Represents the reclassification of “Cost of sales” of $125,569 thousand to “Cost of revenues.”

(h)	Represents the reclassification of various expenses of $6,161 thousand from “Selling, general and administrative” to “Research and development.”

(i)	Represents the reclassification of various expenses of $2,422 thousand from “Selling, general and administrative” to “Cost of revenues.”

(j)	Represents the reclassification of “Intangible amortization expense” of $14,162 thousand to “Cost of revenues.”

IMPAX LABORATORIES, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

5.	Fair Value of Consideration Transferred in Connection with the Transaction

The following is a preliminary estimate of the purchase price for the Transaction:

($ in thousands)	Estimated Fair Value
Purchase price per the Stock Purchase Agreement	$700,000
Working capital adjustment (a)	(2,817)
Total consideration	$697,183

(a)	Pursuant to the Stock Purchase Agreement, this is an adjustment to reduce the consideration by the difference between the target working capital and the estimated closing date working capital.

6.	Assets Acquired and Liabilities Assumed in Connection with the Transaction

On the acquisition date of March 9, 2015, the following is a preliminary estimate of the assets acquired and the liabilities assumed by Impax in connection with the Transaction, reconciled to the estimated purchase price:

($ in thousands)	Amount
Accounts receivable (a)	$55,451
Inventory	31,021
Income tax receivable and other prepaid expenses	11,704
Deferred income taxes	37,716
Property, plant and equipment (b)	27,539
Intangible assets (c)	727,600
Assets held for sale	4,000
Goodwill (d)	124,476
Other non-current assets	6,861
Total assets acquired	1,026,368

Current liabilities	61,595
Other non-current liabilities	6,413
Deferred tax liability	261,177
Total liabilities assumed	329,185

Cash paid, net of cash acquired	$697,183

(a)

The accounts receivable acquired had a fair value of approximately $55 million, including an allowance for doubtful accounts of approximately $9 million, which is the best estimate at the acquisition date of the contractual cash flows not expected to be collected.

(b)	The fair value of the property, plant and equipment and their weighted-average useful lives are as follows:

($ in thousands)	Estimated Fair Value	Estimated Useful Life
Leasehold improvements	$12,809	8 years
Furniture, office, & computer equipment	1,258	5 years
Software	387	3 years
General machinery & equipment	1,214	5 years
Laboratory equipment	1,218	4 years
Production equipment	8,131	7 years
Construction in progress	2,522	N/A
Total property, plant and equipment	$27,539

IMPAX LABORATORIES, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

(c)	The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

($ in thousands)	Estimated Fair Value	Weighted Average Estimated Useful Life
Currently marketed products	$380,900	13 years
Royalties and contract manufacturing relationships	80,800	12 years
In-process research and development	265,900	N/A
Total intangible assets	$727,600	12 years

(d)

Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

7.	Pro Forma Adjustments in Connection with the Transaction

The following summarizes the pro forma adjustments in connection with the Transaction to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the pro forma combined statements of operations:

(a)

Represents the increased amortization of the fair value of identified intangible assets with definite lives for the three months ended March 31, 2015 and the year ended December 31, 2014. The increase in amortization expense for intangible assets is calculated using the straight line method over the estimated remaining useful lives of the assets (see “Note 6 – Assets Acquired and Liabilities Assumed in Connection with the Transaction”), less the historical Tower and Lineage amortization expense.

($ in thousands)	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Eliminate Tower’s and Lineage’s historical intangible amortization expense	$(3,701)	$(14,162)
Estimated amortization expense of acquired finite-lived intangibles	9,894	53,112
Total (a)	$6,193	$38,950

(b)

Represents the increased depreciation of the fair value of property, plant and equipment for the three months ended March 31, 2015 and the year ended December 31, 2014. The increase in depreciation expense for property, plant and equipment is calculated using the straight line method over the estimated remaining useful lives of the assets, less the historical Tower and Lineage depreciation expense.

($ in thousands)	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Eliminate Tower’s and Lineage’s historical depreciation expense:
Cost of revenues	$(588)	$(3,009)
Research and development	(51)	(260)
Selling, general and administrative	(143)	(731)
Estimated depreciation expense of acquired property, plant and equipment:
Cost of revenues	546	2,931
Research and development	47	253
Selling, general and administrative	133	712
Net adjustment for pro forma depreciation expense:
Cost of revenues (b)	(42)	(78)
Research and development (b)	(4)	(7)
Selling, general and administrative (b)	(10)	(19)

(c)

Represents the reversal of non-recurring transaction costs which are directly attributable to the Transaction incurred by Impax, Tower and Lineage and included in the historical statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 of $12,203 thousand and $4,138 thousand, respectively.

(d)

Represents the reversal of non-recurring severance and retention costs from “Selling, general and administrative” for the three months ended March 31, 2015 of $3,387 thousand. The retention costs were due upon the change in control. The severance costs were a result of certain restructuring actions taken by the Company upon closing.

IMPAX LABORATORIES, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

(e)

Represents the reversal of interest income earned on short-term investments for the three months ended March 31, 2015 and the year ended December 31, 2014 that were liquidated at the time of the Transaction in order to finance the agreed upon cash consideration.

(f)

Represents the increased interest expense for the three months ended March 31, 2015 and the year ended December 31, 2014 and shows the reflection of pro forma (i) elimination of interest expense on the long-term debt held by Tower and Lineage that was extinguished as part of the Transaction and (ii) interest expense associated with the Senior Secured Credit Facilities, including interest expense based on the current, committed rate of 5.5%, commitment fees and amortization of deferred financing fees over the lives of the Senior Secured Credit Facilities using the effective interest method. Interest on the Term Loan is calculated using a variable rate. A 1/8% increase (decrease) in the annual interest rate would cause the net income (loss) to increase (decrease) for the three months ending March 31, 2015 and the year ending December 31, 2014 by $128 thousand and $527 thousand, respectively.

($ in thousands)	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Eliminate Tower’s and Lineage’s historical interest expense on long-term debt	$(3,185)	$(11,509)
Estimated interest expense on the Senior Secured Credit Facilities (incremental from January 1, 2015 through March 9, 2015 (the acquisition date) and full year ended December 31,2014, respectively)	4,914	26,773
Total (f)	$1,729	$15,264

(g)

Represents the income tax effect for unaudited pro forma combined financial statement of operations adjustments related to the Transaction using a 36.3% statutory tax rate (federal and state, net of federal benefit).

(h)

Represents the reversal of a non-recurring charge of $1,124 thousand from cost of revenues related to fair value adjustments to inventory sold that was incurred during the three months ended March 31, 2015.

(i)

Represents the reversal of a non-recurring charge of $2,317 thousand from interest expense related to commitment fees on the $435 million term loan that was incurred during the three months ended March 31, 2015.

(j)

Represents the reversal of a non-recurring charge of $7,725 thousand from other loss relating to the change in fair value of warrants that were required to be settled prior to the acquisition as a part of the Stock Purchase Agreement for the year ended December 31, 2014.

8.	Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on Impax’s consolidated basic and diluted weighted average number of shares.